SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	December 6, 2010

Stillwater Mining Company
(Exact name of registrant as specified in its charter)

Delaware	1-13053	81-0480654

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1321 Discovery Drive, Billings, Montana		59102

(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		(406) 373-8700

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Stillwater Mining Company is filing this Current Report on Form 8-K for the purpose of updating the production and cost guidance for the year 2010 that we provided in our Quarterly Report on Form 10-Q for the period ended September 30, 2010. In late November, severe winter weather forced us to halt mine production at both the Stillwater and East Boulder Mines for a period of approximately a day and a half. After we restored our operations, production continued to be slowed by electrical disruptions resulting from the same severe winter weather, although both mines are now fully restored to normal production operations. As a result of these unforeseen disruptions (which represent the first snow-related mine disruptions at either mine in over a decade and which led to reduced production without reducing our fixed cash costs), we are updating our production guidance for the year 2010 to reflect an expected range of 475,000 to 485,000 ounces and our cost guidance to reflect an expected range of $400 to $405 per ounce. Previous production guidance was 480,000 to 490,000 ounces and previous cost guidance was $395 to $400 per ounce. Capital spending for the year 2010 remains targeted at $57 million, consistent with our earlier guidance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STILLWATER MINING COMPANY

Dated:	December 6, 2010	By:	/s/ John R. Stark
Name: John R. Stark
Title: Executive Vice President